EXHIBIT 99.4

OFFER TO EXCHANGE

EACH OUTSTANDING SHARE

OF

RIGHT MANAGEMENT CONSULTANTS, INC. COMMON STOCK

FOR

BETWEEN 0.3680 AND 0.4497 OF A SHARE

OF

MANPOWER INC. COMMON STOCK,

PURSUANT TO THE EXCHANGE OFFER

DESCRIBED IN THE PROSPECTUS, DATED DECEMBER 19, 2003

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK TIME,

ON JANUARY 21, 2004, UNLESS THE OFFER IS EXTENDED.

December 19, 2003

To Our Clients:

Enclosed for your consideration are the Prospectus, dated December 19, 2003 (as may from time to time be amended, supplemented or finalized, the “Prospectus”), and the related Letter of Transmittal, with respect to the offer by Hoosier Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of Manpower Inc. (“Manpower”), to exchange between 0.3680 and 0.4497 of a share of Manpower common stock, par value $0.01 per share (“Manpower Common Stock”), for each outstanding share of common stock of Right Management Consultants, Inc., par value $0.01 per share (“Right Common Stock”), upon the terms and subject to the conditions described in the Prospectus (the “Offer”). If the Manpower average trading price (as described in the Prospectus) is less than $37.80 per share, Manpower, at its option, may increase the exchange rate above 0.4497 of a share of Manpower Common Stock. The Prospectus describes in detail the method by which the exchange rate is calculated. The Offer is being made pursuant to an agreement and plan of merger, dated as of December 10, 2003, among Manpower, Purchaser and Right Management Consultants, Inc. (“Right”). The merger agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with Right, with Right surviving the merger as a wholly owned subsidiary of Manpower.

We are the holder of record (directly or indirectly) of shares of Right Common Stock held for your account. A tender of such shares of Right Common Stock can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender shares of Right Common Stock held by us for your account.

We request instructions as to whether you wish us to tender any or all of the shares of Right Common Stock held by us for your account, upon the terms and subject to the conditions described in the Offer.

Your attention is invited to the following:

1.	The consideration per share of Right Common Stock is between 0.3680 and 0.4497 of a share of Manpower common stock, subject to certain rights that Manpower has to increase the exchange rate above 0.4497 of a share of Manpower Common Stock if the Manpower average trading price is less than $37.80 per share.

2.	The Offer is being made for all outstanding shares of Right Common Stock.

3.	The Offer and withdrawal rights will expire at 12:00 midnight, New York Time, on January 21, 2004, unless the Offer is extended.

4.	The Offer is subject to various conditions described in the Prospectus, which you should review in detail.

5.	The Right board of directors, based in part on the unanimous recommendation of the special committee of the Right board of directors, unanimously: (a) approved the merger agreement, (b) determined that the Offer and the merger are fair to, and in the best interests of, Right, and (c) recommends that Right stockholders accept the Offer and tender their shares of Right Common Stock pursuant to the Offer.

6.	Shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer.

Except as disclosed in the Prospectus, neither Manpower nor Purchaser is aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.

If you wish to have us tender any or all of your shares of Right Common Stock, please so instruct us by completing, executing and returning to us the instruction form included as part of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your shares of Right Common Stock, all such shares of Right Common Stock will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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INSTRUCTIONS WITH RESPECT TO THE

OFFER TO EXCHANGE

EACH OUTSTANDING SHARE

OF

RIGHT MANAGEMENT CONSULTANTS, INC. COMMON STOCK

FOR

BETWEEN 0.3680 AND 0.4497 OF A SHARE

OF

MANPOWER INC. COMMON STOCK

The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus dated December 19, 2003 (as may from to time be amended, supplemented or finalized, the “Prospectus”) and the related Letter of Transmittal, with respect to the offer (the “Offer”) by Hoosier Acquisition Corp., a Pennsylvania corporation and a wholly owned subsidiary of Manpower Inc., to exchange between 0.3680 and 0.4497 of a share of Manpower Inc. common stock, par value $0.01 per share (“Manpower Common Stock”), for each outstanding share of common stock, par value $0.01 per share, of Right Management Consultants, Inc., a Pennsylvania corporation (“Right Common Stock”). If the Manpower average trading price (as described in the Prospectus) is less than $37.80 per share, Manpower, at its option, may increase the exchange rate above 0.4497 of a share of Manpower Common Stock. The Prospectus describes in detail the method by which the exchange rate is calculated.

This will instruct you to tender the number of shares of Right Common Stock indicated below (or if no number is indicated below, all shares of Right Common Stock) held by you for the account of the undersigned, upon the terms and subject to the conditions described in the Offer.

Account Number:

Number of shares of Right Common Stock to be Tendered:                  Shares*

Dated:                 , 200

SIGNATURE(S)

PRINT NAME(S)

ADDRESS(ES)

AREA CODE AND TELEPHONE NUMBER

TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER(S)

Please return this form to the brokerage firm maintaining your account.

*Unless otherwise indicated, it will be assumed that all shares of Right Common Stock held by us for your account are to be tendered.

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